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BMC SOFTWARE COMPLETES MERGER WITH BOOLE & BABBAGE

Company Raises the Bar for Application Service Assurance; Announces First Integrated Product

HOUSTON, TX -- (March 30, 1999) -- BMC Software (Nasdaq: BMCS), today completed its merger with Boole & Babbage, Inc. As part of the merger agreement, Boole & Babbage shareholders receive .675 BMC Software shares for each Boole & Babbage share held. Together with the recent announcement to acquire New Dimension Software, the company creates a new era for enterprise management providing customers around the world with the assurance that the business-critical applications they rely on are available, recoverable and perform around the clock.

"The completion of the merger firmly establishes BMC Software as the powerhouse and undisputed leader in application service level management in the enterprise. We have the right technology and solutions - built for the explosive demand for application management - the right talent, and the right strategy for our customers who are reinventing industries and leading the way into the new millennium. BMC Software is out in front and sets the standard for the new era of enterprise management," said Max Watson, chairman, president and chief executive officer of BMC Software. "We have been greatly impressed with the high degree of competence, technical depth and professionalism at Boole & Babbage. Our combined talents will provide us the ability to more quickly deliver solutions to the market."

FIRST INTEGRATED PRODUCT AND PRODUCT ROADMAP PREVIEW

Delivering on its integration commitment, as the first step in integrating the product lines, BMC Software also announced today the general availability of the COMMAND/POST connect PATROL product which delivers rapidly configured, seamless integration between its suite of PATROL management products, the industry leader in event automation, and COMMAND/POST, the best-of- breed enterprise management console. COMMAND/POST connect PATROL extends the management capabilities of COMMAND/POST to encompass the broad range of applications, databases, messaging and middleware systems, and Internet and Intranet servers managed today by PATROL products.

It enables PATROL users to manage their entire enterprise from the COMMAND/POST enterprise management console, improving responsiveness and eliminating redundant problem assignment by providing a consolidated view of the entire IT enterprise. (see separate release)

In late April, as part of its fiscal year kickoff during which the company will outline its strategic imperatives for the coming year, BMC Software will announce a detailed plan on the integration of the Boole & Babbage team and its family of products. The company plans to roll out integration milestones throughout the year.

The combination of the companies' product lines provides customers:




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         o        Reduced management complexity by providing tailored
                  infrastructure, application and, ultimately, business process views across the distributed enterprise for service level management.

         o Enhanced interoperability through synergistic product capabilities, alignment, functionality and integration.

         o Superior customer service via an enhanced global distribution and support network.

         o Additional technology innovation through the combined company's extensive expertise and talent pool.

As the two companies are assimilated, BMC Software will work with its customers to consolidate pricing and terms and conditions to simplify them, therefore making it even easier to do business with BMC Software. At this time, the company does not foresee the need for any significant changes in Boole & Babbage prices.

BMC Software exchanged approximately 19 million shares of common stock for all outstanding shares of Boole & Babbage. The transaction will be accounted for as a pooling of interests.

With the completion of the Boole & Babbage transaction, BMC Software now employs approximately 4,400 people in 26 countries and has combined revenues during the last 12 months of approximately $1.2 billion.

ABOUT BMC SOFTWARE

BMC Software, Inc. is the industry leader in delivering application service assurance solutions - enterprise-level software and support that improves the availability, performance and recovery of critical applications and data in complex computing environments. BMC Software is the world's 12th largest independent software vendor and an S&P 500 company, with calendar 1998 revenues exceeding $1.2 billion. The company is headquartered in Houston, Texas, with offices worldwide. For more information, please call 800 841-2031 or 713 918-8800.

This news release contains both historical information and forward-looking information. For example, statements in this discussion regarding BMC Software's future financial and operating results, the development of and anticipated markets for BMC Software's products, BMC Software's operating strategies, anticipated acquisition benefits and other statements that are not statements of historical fact are forward looking statements. Actual results could differ materially from any expectation, estimate or projection conveyed by these statements and there can be no assurance that any such expectation, estimate or projection will be met. Numerous important factors, risks and uncertainties affect BMC Software's operating results and could cause actual results to differ from the results implied by these or any other forward looking statements. These factors include, but are not limited to, the following: 1) BMC Software's revenues and earnings are subject to a number of factors, including the significant percentage of quarterly sales typically closed at the end of each quarter, that make estimation of operating results prior to the end of a quarter extremely uncertain; 2) competition for BMC Software's products is increasing for both the distributed systems and the mainframe database utility products; 3) international results have been volatile over the last two years; 4) BMC Software continues to increasingly depend on large enterprise license transactions as an integral part of its core mainframe and distributed systems businesses; 5) the uncertainties of whether new software products and product strategies will be successful; 6) the high degree of difficulty of integrating different software products and technologies and the general risks associated with mergers of high technology companies, including the potential loss of key personnel and cultural conflicts; and 7) the additional risks and important factors described in the companies' Annual Report to Stockholders on Forms 10-K and 10-Q and other filings with the SEC.